EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-192172, No. 333-197899, No. 333-206610 and No. 333-206611) of Wix.com Ltd. of our report dated April 12, 2016, with respect to the consolidated balance sheets of Wix.com Ltd. and subsidiaries as of December 31, 2014 and 2015, and the related consolidated statements of comprehensive loss, changes in shareholders’ equity (deficiency) and cash flows for each of the three years in the period ended December 31, 2015, which report appears in the December 31, 2015 annual report on Form 20-F of Wix.com Ltd.

Tel Aviv, Israel	/s/ Kost Forer Gabbay & Kasierer
April 12, 2016	Kost Forer Gabbay & Kasierer
A Member of Ernst & Young Global